SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials

                             CENTRAL JERSEY BANCORP
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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|_|  Fee paid previously with preliminary materials:

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|_|  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

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     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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

                             CENTRAL JERSEY BANCORP
                                 1903 Highway 35
                           Oakhurst, New Jersey 07755

                                November 24, 2008

Dear Shareholder:

The Board of Directors (the "Board") of Central Jersey Bancorp has called a Special Meeting of Shareholders to be held on Thursday, December 18, 2008 at 8:00 a.m. at our administrative offices located at 1903 Highway 35, Oakhurst, New Jersey. The purpose of the Special Meeting is to vote on the Board's recommended proposal to amend Central Jersey Bancorp's Certificate of Incorporation to authorize preferred stock (the "Preferred Stock").

The amendment will permit the issuance of one or more series of Preferred Stock. Initially, Central Jersey Bancorp intends to issue a series of Senior Preferred Stock as part of its anticipated participation in the United States Department of Treasury's (the "Department of Treasury") Capital Purchase Program (the "Program"). If Central Jersey Bancorp's shareholders approve the proposal to amend the Certificate of Incorporation to authorize Preferred Stock, Central Jersey Bancorp intends to raise up to $11.3 million in Tier I capital by participating in the Program and issuing shares of Senior Preferred Stock and common stock purchase warrants to the Department of Treasury. Central Jersey Bancorp's participation in the Program is subject to the approval of the Department of Treasury and other regulatory authorities, and, as such, the receipt of any proceeds therefrom is not guaranteed. In the future, Central Jersey Bancorp may use the Preferred Stock to raise additional capital through the participation in other government programs or financing alternatives.

Central Jersey Bancorp's participation in the Program is completely voluntary. Central Jersey Bancorp is well-capitalized, profitable and has ample liquidity. The Board has carefully reviewed the Program and has determined that additional Tier I capital, in the current and anticipated economic operating environment, is beneficial to Central Jersey Bancorp and its banking subsidiary, Central Jersey Bank, N.A. The cost of capital under the Program is attractively priced and provides distinct cost advantages as compared to other capital alternatives. It is the belief of the Board that participation in the Program by Central Jersey Bancorp provides flexibility for future balance sheet growth and franchise expansion opportunities.

While the specifics of the Program are evolving daily, the Board believes that sufficient information and knowledge regarding the Program has been gathered and thoroughly analyzed and that we should take advantage of this unique opportunity. For your review, the proposed terms of the Senior Preferred Stock and the conditions of Central Jersey Bancorp's participation in the Program are described in the attached proxy materials.

The Board requests that you please complete and return the enclosed proxy card in the postage paid envelope provided herein. Your prompt attention is greatly appreciated. Should you have any questions regarding the material contained herein, please do not hesitate to contact Robert S. Vuono, Senior Executive Vice President, Chief Operating Officer and Secretary; Anthony Giordano, III, Executive Vice President and Chief Financial Officer; or me.

                                 Very truly yours,

                                 /s/ James S. Vaccaro

                                 James S. Vaccaro
                                 Chairman, President and Chief Executive Officer

                             CENTRAL JERSEY BANCORP
                                 1903 Highway 35
                           Oakhurst, New Jersey 07755
                                 (732) 663-4000
                         -------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held On December 18, 2008

                         -------------------------------

To the Shareholders of Central Jersey Bancorp:

         NOTICE IS HEREBY GIVEN, that a special meeting of shareholders (the "Special Meeting") of Central Jersey Bancorp will be held at the administrative offices of Central Jersey Bancorp, located at 1903 Highway 35, Oakhurst, New Jersey, on Thursday, December 18, 2008 at 8:00 a.m., local time. At the Special Meeting, shareholders of Central Jersey Bancorp will consider and vote on the following:

         1.       A proposal to approve an amendment to Central Jersey Bancorp's
                  Certificate  of   Incorporation   to  authorize  for  issuance
                  10,000,000 shares of preferred stock;

         2. A proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting; and

         3. Any other business as may properly come before the Special Meeting or any adjournment, postponement or continuation thereof.

         Shareholders of record at the close of business on November 3, 2008 are entitled to notice of and to vote at the Special Meeting and at any adjournment, postponement or continuation thereof.

         Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying postage prepaid envelope. You may revoke your proxy either by written notice to Central Jersey Bancorp, by submitting a proxy card dated as of a later date or in person at the Special Meeting. The Board of Directors of Central Jersey Bancorp recommends that you vote "FOR" the proposal to approve an amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of preferred stock and "FOR" the proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting.

                                              By Order of the Board of Directors

                                              /s/ Robert S. Vuono

                                              Robert S. Vuono
                                              Secretary

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YOU ARE  CORDIALLY  INVITED  TO ATTEND  THE  SPECIAL  MEETING  OF  SHAREHOLDERS.
HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.
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

                             CENTRAL JERSEY BANCORP

                      -----------------------------------

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                      -----------------------------------


General Information

         This Proxy Statement is being furnished to the holders of common stock, with a par value of $.01 per share ("Common Stock"), of Central Jersey Bancorp in connection with the solicitation of proxies by the Board of Directors of Central Jersey Bancorp (the "Board" or "Board of Directors") for use at the special meeting of shareholders of Central Jersey Bancorp to be held at 8:00 a.m. on Thursday, December 18, 2008 at the administrative offices of Central Jersey Bancorp, located at 1903 Highway 35, Oakhurst, New Jersey (the "Special Meeting"). The Board of Directors has fixed the close of business on November 3, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

         This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about November 24, 2008.

         At the Special Meeting, shareholders of Central Jersey Bancorp will consider and vote on the following:

         1.       A proposal to approve an amendment to Central Jersey Bancorp's
                  Certificate  of   Incorporation   to  authorize  for  issuance
                  10,000,000 shares of preferred stock;

         2. A proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting; and

         3. Any other business as may properly come before the Special Meeting or any adjournment, postponement or continuation thereof.

         Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of such proxies by filing written notice of such revocation with the secretary of the Special Meeting. Presence at the Special Meeting does not, in and of itself, revoke a proxy. Also, any grant of a proxy subsequent to an earlier grant of a proxy revokes the earlier proxy. All shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted "FOR" the proposal to approve an amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of preferred stock and "FOR" the proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting. Neither the Board nor management of Central Jersey Bancorp is aware, to date, of any matter being presented at the Special Meeting other than the proposal to approve an amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance

10,000,000 shares of preferred stock and the proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting, but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

         Proxies for use at the Special Meeting are being solicited by the Board of Directors. The cost for preparing, assembling and mailing the proxy materials is to be borne by Central Jersey Bancorp. It is not anticipated that any compensation will be paid for soliciting proxies, and Central Jersey Bancorp does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of Central Jersey Bancorp, without additional compensation, may solicit proxies personally or by telephone, telegraph, facsimile transmission or special letter.

Voting Securities

         Shareholders of record at the close of business on November 3, 2008 are entitled to one vote for each share of Common Stock then held by them. As of that date, Central Jersey Bancorp had 9,001,953 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted as shares present and entitled to be voted at the Special Meeting for the purpose of determining the existence of a quorum.

         A majority of the shareholders entitled to vote present in person or by proxy is required to approve the amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of preferred stock and to grant management the authority to adjourn, postpone or continue the Special Meeting. All votes will be tabulated by the inspector of election appointed at the Special Meeting who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates.

Principal Shareholders and Security Ownership of Management

         The following table sets forth information as of November 3, 2008, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Central Jersey Bancorp's Common Stock, which is the only class of Central Jersey Bancorp capital stock with shares issued and outstanding, by (1) each director of Central Jersey Bancorp, (2) each Named Executive Officer (as defined below) of Central Jersey Bancorp, (3) each person or group of persons known by Central Jersey Bancorp to be the beneficial owner of greater than 5% of Central Jersey Bancorp's outstanding Common Stock, and (4) all directors and executive officers of Central Jersey Bancorp as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. For purposes hereof, the "Named Executive Officers" of Central Jersey Bancorp are (1) James S. Vaccaro, Chairman of the Board, President and Chief Executive Officer, (2) Anthony Giordano, III, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, (3) Robert S. Vuono, Senior Executive Vice President, Chief Operating Officer and Secretary, and (4) Robert
K. Wallace, Executive Vice President and Senior Commercial Loan Officer. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

                                                     Beneficial Ownership of
                                                     Central Jersey Bancorp's
                                                          Common Stock
                                                 ------------------------------
                                                                     Percent of
Name of Beneficial Owner (1)                     No. of Shares (2)     Class
----------------------------                     -----------------   ----------

James G. Aaron, Esq. (3)(4)......................      257,186         2.84%
Mark R. Aikins, Esq. (3)(5)......................      122,437         1.35%
John A. Brockriede (3)(6)........................      498,872         5.51%
George S. Callas (3)(7)(8).......................      196,459         2.16%
Paul A. Larson, Jr. (3)(9).......................       86,118            *
John F. McCann (3)(10)...........................      206,814         2.29%
Carmen M. Penta, C.P.A. (3)(11)..................      109,010         1.21%
Mark G. Solow (3)(12)............................      191,511         2.12%
James S. Vaccaro (3)(13)(14).....................      226,832         2.48%
Robert S. Vuono (3)(15)(16)......................      114,362         1.26%

                                                                Beneficial Ownership of
                                                                Central Jersey Bancorp's
                                                                      Common Stock
                                                            ------------------------------

                                                                                Percent of
Name of Beneficial Owner - Directors and Officers (1)       No. of Shares (2)     Class
-----------------------------------------------------       -----------------   ----------

Anthony Giordano, III (17)(18)..............................       70,665             *
Robert K. Wallace (19)(20) .................................       65,324             *
Linda J. Brockriede (21)(22)................................      498,872          5.51%
All Directors and Executive Officers
as a Group (12 persons) (4)(5)(6)(8)(9)(10)(11)
(12)(14)(16)(18)(20)........................................    2,145,590         22.06%

-------------------------

*        Indicates less than one percent (1%).

(1) All directors and officers listed in this table maintain a mailing address at 1903 Highway 35, Oakhurst, New Jersey 07755.

(2) In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Central Jersey Bancorp's Common Stock if he or she has voting or investment power with respect to such security. This includes shares
         (a) subject to options exercisable within sixty (60) days, and (b)(1) owned by a spouse, (2) owned by other immediate family members, or (3) held in trust or held in retirement accounts or funds for the benefit of the named individuals, over which shares the person named in the table may possess voting and/or investment power.

(3)      Such person serves as a director of Central Jersey Bancorp.

(4) Includes 44,259 shares subject to currently exercisable stock options; 27,545 shares held in an Individual Retirement Account with Morgan Stanley for the benefit of Mr. Aaron; and 18,336 shares registered in the name of Mr. Aaron as trustee for the Trust Under the Will of Leslie
         B. Aaron, Mr. Aaron's father. Mr. Aaron disclaims any beneficial ownership of the shares held in the aforementioned trust. Also includes 44,019 shares registered in the name of ERBA Co., Inc., in which Mr. Aaron has an ownership interest and serves as vice president. Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his ownership interest in ERBA Co., Inc. Also includes 48,993 shares registered in the name of the Aaron Family Limited Partnership, of which Mr. Aaron is a partner. Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his partnership interest in the Aaron Family Limited Partnership. Also includes 7,680 shares registered in the name of the David Ritter Trust and 7,680 shares registered in the name of the Randy Ritter Trust, of which Mr. Aaron is a trustee. Mr. Aaron disclaims any beneficial ownership of the shares held in these trusts. Also includes 22,544 shares held in trusts for the benefit of Mr. Aaron's family members of which Mr. Aaron's wife is trustee; 3,361 shares registered in the name of Mr. Aaron's wife; and 9,653 shares held in an Individual Retirement Account with Morgan Stanley for the benefit of Mr. Aaron's wife. Mr. Aaron disclaims beneficial ownership of the shares held in these trusts, the shares held by his wife and the shares held for the benefit of his wife.

(5) Includes 44,259 shares subject to currently exercisable stock options; 77,117 shares held in a Simplified Employee Pension/Individual Retirement Account by Merrill Lynch as custodian for the benefit of Mr. Aikins; and 1,061 shares held by Mr. Aikins for the benefit of his children under the Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest.

(6) Includes 44,259 shares subject to currently exercisable stock options. Also includes 30,000 shares held in an Individual Retirement Account and 5,282 shares held in a Simplified Employee Pension Plan both by UBS as custodian for the benefit of Mr. Brockriede. Includes 108,445 shares held by CJM Management, L.L.C., of which Mr. Brockriede is an Administrative Member. Mr. Brockriede disclaims beneficial ownership of these securities except to the extent of his ownership interest in CJM Management, L.L.C. Also includes 284,660 shares held jointly with Mr. Brockriede's wife and 20,977 shares held in trusts for the benefit of Mr. Brockriede's family members of which Mr. Brockriede's wife is trustee; and 2,637 shares held in an Individual Retirement Account by UBS for the benefit of Mr. Brockriede's wife. Mr. Brockriede disclaims beneficial ownership of the shares held in these trusts and the shares held by UBS on behalf of Mr. Brockriede's wife.

(7) Mr. Callas served as the Chairman of the Board of Central Jersey Bancorp until December 31, 2007.

(8) Includes 75,816 shares subject to currently exercisable stock options and 6,750 shares held by Mr. Callas' wife. Mr. Callas disclaims beneficial ownership of the shares held by his wife.

(9) Includes 34,719 shares subject to currently exercisable stock options. Also includes 8,437 shares held jointly with Mr. Larson's wife.

(10) Includes 44,259 shares subject to currently exercisable stock options; and 15,307 shares held in an Individual Retirement Account with Charles Schwab for the benefit of Mr. McCann. Also includes 16,877 shares held by Mr. McCann's wife, as to which shares he disclaims any beneficial interest.

(11) Includes 38,579 shares subject to currently exercisable stock options and 151 shares held jointly with Mr. Penta's wife. Also includes 7,907 shares held by Mr. Penta's wife to which Mr. Penta disclaims beneficial ownership.

(12)     Includes 44,259 shares subject to currently exercisable stock options.

(13) Mr. Vaccaro is a Named Executive Officer and serves as the Chairman of the Board, President and Chief Executive Officer of Central Jersey Bancorp.

(14) Includes 151,837 shares subject to currently exercisable stock options; 43,099 shares held by Citi, Smith Barney as custodian for the benefit of James S. Vaccaro Simplified Employee Pension; 5,318 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Vaccaro; and 2,698 shares held by Mr. Vaccaro as custodian for his daughters under the Uniform Transfers to Minors Act. Mr. Vaccaro disclaims any beneficial interest to the shares held by him as custodian for his daughters.

(15) Mr. Vuono is a Named Executive Officer and serves as the Senior Executive Vice President, Chief Operating Officer and Secretary of Central Jersey Bancorp.

(16) Includes 101,285 shares subject to currently exercisable stock options and 13,077 shares held in an Individual Retirement Account with Bank of America Investment Services, Inc.

(17) Mr. Giordano is a Named Executive Officer and serves as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Central Jersey Bancorp.

(18) Includes 55,549 shares subject to currently exercisable stock options; 2,652 shares held by Charles Schwab & Co. in an Individual Retirement Account for the benefit of Mr. Giordano; 2,756 shares held in a Simplified Employee Pension by Charles Schwab & Co. for the benefit of Mr. Giordano's wife, as to which shares he disclaims any beneficial interest; 6,710 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Giordano; 2,401 shares held by Charles Schwab & Co. in an Individual Retirement Account for the benefit of Mr. Giordano's wife, as to which shares he disclaims any beneficial interest; and 597 shares held by Mr. Giordano as custodian for his son under the Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest.

(19) Mr. Wallace is a Named Executive Officer and serves as Executive Vice President and Senior Commercial Lending Officer of Central Jersey Bank, N.A.

(20) Includes 43,454 shares subject to currently exercisable stock options and 15,332 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Wallace.

(21) John A. Brockriede and Linda J. Brockriede together beneficially own a total of 498,872 shares of Central Jersey Bancorp's Common Stock (including currently exercisable stock options) which represents 5.51% of Central Jersey Bancorp's outstanding Common Stock.

(22) Includes (a) 284,660 shares held jointly with Mrs. Brockriede's husband, John A. Brockriede; (b) 20,977 shares held in trusts for the benefit of Mrs. Brockriede's family members of which Mrs. Brockriede is trustee; (c) 2,637 shares held in an Individual Retirement Account by UBS for the benefit of Mrs. Brockriede; (d) 44,259 shares subject to currently exercisable stock options previously granted to John A. Brockriede; (e) 30,000 shares held in an Individual Retirement Account and 5,282 shares held in a Simplified Employee Pension Plan both by UBS as custodian for the benefit of John A. Brockriede; and (f) 108,445 shares held by CJM Management, L.L.C., of which John A. Brockriede is an Administrative Member. Mrs. Brockriede disclaims beneficial ownership to all of the aforementioned securities with the exception of those held jointly with her husband and the securities held in an Individual Retirement Account for her benefit. Mrs. Brockriede maintains a mailing address at 450 Broadway, Long Branch, New Jersey 07740.

                                   PROPOSAL 1

            APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO AUTHORIZE FOR ISSUANCE 10,000,000 SHARES OF PREFERRED STOCK

         The Board of Directors has adopted, subject to shareholder approval, an amendment to Article III of Central Jersey Bancorp's Certificate of Incorporation which increases the number of shares of capital stock authorized for issuance from 100,000,000 shares to 110,000,000 shares, with 10,000,000 shares to be designated as preferred stock, par value $.01 per share (the "Preferred Stock"). Central Jersey Bancorp currently has 100,000,000 shares of authorized Common Stock, but it is not authorized to issue any Preferred Stock. The full text of the proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix A, and the following description is qualified in its entirety by Appendix A.

         The Board of Directors, in its discretion, will be authorized to provide for the issuance of shares of the Preferred Stock in one or more series, specifying the number of shares to be included in the series, the distinguishing designations of each series and the designations, preferences, limitations and relative rights, including voting rights, applicable to each series, subject to applicable laws and regulations, including the New Jersey Business Corporation Act. The authority of the Board of Directors with respect to each series will include, without limitation, the right to determine the following:

         o The distinctive designation of such series and the number of shares which shall constitute such series.

         o Dividend rate or rates and preferences, whether any such dividends will be cumulative or non-cumulative, and such other limitations, restrictions and conditions pertaining to dividends.

         o        Redemption  rights,   including  prices  and  other  terms  of
                  redemption.

         o Rights upon the liquidation, dissolution or the winding-up of Central Jersey Bancorp, or any distribution of the assets of Central Jersey Bancorp.

         o The obligation, if any, of Central Jersey Bancorp to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto.

         o Conversion or exchange rights, including the price and rate of conversion or exchange.

         o        Voting rights, including rights to vote as a separate class.

         o        Other   preferences,   powers,   qualifications,   rights  and
                  privileges, all as the Board of Directors may deem advisable.

         No further authorization will be required from Central Jersey Bancorp's shareholders for any of the above-described actions, except as may be required for a particular transaction by applicable law or regulation.

Reasons for the Authorization of Preferred Stock
------------------------------------------------

Capital Purchase Program

         On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the U.S. Department of Treasury (the "Department of Treasury") announced its voluntary Capital Purchase Program (the "Program") in order to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. It is the intention of Central Jersey Bancorp to apply to participate in the Program, a detailed summary description of which is attached to this proxy statement as Appendix B.

         Under the terms of the Program, the Department of Treasury will purchase up to $250 billion of senior preferred shares of stock on standardized terms (the "Senior Preferred Stock") from qualifying financial institutions. Central Jersey Bancorp, as a qualifying financial institution, may issue an amount of Senior Preferred Stock equal to not less than one percent (1%), or approximately $3.7 million, of its risk-weighted assets, and not more than three percent (3%), or up to approximately $11.3 million, of its risk-weighted assets. It is anticipated that, if Central Jersey Bancorp is approved to participate in the Program, Central Jersey Bancorp will sell to the Department of Treasury approximately $11.3 million of Senior Preferred Stock. The per share purchase price of the Senior Preferred Stock has not been determined. The $11.3 million of Senior Preferred Stock would represent approximately twenty-one percent (21%) of Central Jersey Bancorp's tangible equity at September 30, 2008, after giving effect to the issuance of the Senior Preferred Stock. The Senior Preferred Stock will be senior to Central Jersey Bancorp's Common Stock and will have a liquidation preference of $1,000 per share. Central Jersey Bancorp's participation in the Program is subject to the approval of the Department of Treasury and other regulatory authorities, and, therefore, the receipt of any proceeds therefrom is not guaranteed.

         The Senior Preferred Stock will pay cumulative dividends at a rate of five percent (5%) per annum, or approximately $550,000 annually, and will reset to a rate of nine percent (9%) at the end of the fifth (5th) year. The Senior Preferred Stock may not be redeemed for a period of three (3) years from the date of the investment, except under limited circumstances. After the third
(3rd) anniversary of the date of the investment, the Senior Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the option of Central Jersey Bancorp. Any redemption of the Senior Preferred Stock shall be at one hundred percent (100%) of its issue price, plus accrued and unpaid dividends for the then current dividend period, regardless of whether any dividends are actually declared for such dividend period.

         As long as shares of the Senior Preferred Stock are outstanding, Central Jersey Bancorp would not be able to declare or pay cash dividends on any Common Stock unless all dividends on the Senior Preferred Stock had been paid in-full. Further, unless the shares of Senior Preferred Stock are redeemed or fully transferred to third parties, until the third (3rd) anniversary of the investment of the Department of Treasury, any increase in the Common Stock dividends would be prohibited without the prior approval of the Department of Treasury. The consent of the Department of Treasury is also required for most share repurchases until the third (3rd) anniversary of the investment unless the Senior Preferred Stock is redeemed or transferred. As a result, Central Jersey Bancorp may have to suspend or terminate its publicly announced share repurchase program which is scheduled to terminate on December 31, 2009.

         The Senior Preferred Stock will generally be non-voting, except under certain limited circumstances. In the event that dividends on the Senior Preferred Stock are not paid in full for six (6) dividend periods, whether or not consecutive, the Senior Preferred Stock will have the right to elect two (2) directors to the Board. The right to elect directors will end when full dividends have been paid for four (4) consecutive dividend periods. The Senior Preferred Stock will also not be subject to restrictions on transferability. Central Jersey Bancorp will have to file a shelf registration covering the Senior Preferred Stock as soon as practicable after the date of the investment and will have to grant "piggyback" registration rights for the Senior Preferred Stock.

         As part of the Program, the Department of Treasury will also receive warrants to purchase shares of Central Jersey Bancorp's Common Stock with an aggregate market price equal to approximately $1,650,000, or fifteen percent (15%) of the Senior Preferred Stock. The warrants shall have a term of ten (10) years and shall be immediately exercisable, in whole or in part. The exercise price for the warrants will be the market price of Central Jersey Bancorp's Common Stock at the time of issuance calculated on a 20-trading day trailing average. A more detailed description of the warrants is provided in Appendix B.

         As a condition to the closing of the investment, Central Jersey Bancorp must also adopt the Department of Treasury's standards for executive compensation and corporate governance as established by the Emergency Economic Stabilization Act of 2008 (the "EESA") for the period which the Department of Treasury holds equity issued under the Program, including: (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on the financial institution from making any golden parachute payment to a senior executive officer based on the Internal Revenue Code provision; and (4)
agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer. Central Jersey Bancorp has reviewed the compensation arrangements for its senior executive officers and does not believe that any plans or contracts currently fail to comply with the limits on executive compensation established by the EESA. However, in order to ensure Central Jersey Bancorp's continued compliance with the conditions of the Capital Purchase Program, Central Jersey Bancorp plans to amend the change of control agreements with certain of its senior executive officers to provide that such agreements will comply with the limits on executive compensation established by the EESA. The affected senior executive officers have agreed to these amendments.

         The Board believes that by participating in the Program, Central Jersey Bancorp will strengthen its capital position and its ability for Central Jersey Bank, N.A. to prudently make credit available in its lending market. It is important to also note that while Central Jersey Bancorp intends to submit the necessary application for participation in the Program, there can be no assurance or guarantee made that Central Jersey Bancorp's application will be accepted by the Department of Treasury or otherwise approved by applicable regulatory authorities. In addition, should the Department of Treasury materially change any of the terms or conditions of the Program, the Board, in its discretion, may withdraw Central Jersey Bancorp's application should the Board determine that withdrawing the application would be in the best interests of Central Jersey Bancorp and its shareholders.

Pro Forma Financial Information - Capital Purchase Program

         The following unaudited pro forma financial information of Central Jersey Bancorp for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, illustrates the effects of a minimum of $3.7 million and a maximum of $11.3 million of Senior Preferred Stock to be issued by Central Jersey Bancorp to the Department of Treasury pursuant to the Capital Purchase Program. The pro forma financial data presented below may change materially under either the "minimum" or "maximum" scenario based on the actual proceeds received by Central Jersey Bancorp under the Capital Purchase Program, if any, the timing and utilization of the proceeds, as well as certain other factors including the strike price of the warrants, subsequent changes in the market price of Central Jersey Bancorp's Common Stock, and the discount rate used to determine the fair value of the Senior Preferred Stock. Accordingly, we can provide no assurance that the "minimum" or "maximum" pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating Proposal 1.

                   PRO FORMA IMPACT OF ESTIMATED PROCEEDS AND
                              COMMON STOCK WARRANTS
                                   (unaudited)
                  (dollars in thousands, except share amounts)

Balance sheet data:                                    Historical            Pro Forma (1)
                                                      September 30,       September 30, 2008
                                                          2008          Minimum        Maximum
                                                       -----------    -----------    -----------
ASSETS
------
Cash and due from banks                                $    11,214    $    11,214    $    11,214
Federal funds sold (2)                                       1,164          4,864         12,464
                                                       -----------    -----------    -----------
     Cash and cash equivalents                              12,378         16,078         23,678

Investment securities and other interest-earning
  assets                                                   156,049        156,049        156,049
Loans, net                                                 343,226        343,226        343,226
Other assets                                                43,250         43,250         43,250
                                                       -----------    -----------    -----------
          Total assets                                 $   554,903    $   558,603    $   566,203
                                                       ===========    ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities:
Deposits                                               $   406,296    $   406,296    $   406,296
Borrowings                                                  72,504         72,504         72,504
Subordinated debentures                                      5,155          5,155          5,155
Accrued expenses and other liabilities                       1,621          1,621          1,621
                                                       -----------    -----------    -----------
          Total liabilities                                485,576        485,576        485,576
                                                       -----------    -----------    -----------

Shareholders' equity:
Preferred stock (3)                                             --          3,700         11,300
Common stock                                                    91             91             91
Warrants                                                        --            510          1,557
Discount on preferred (4) (5)                                   --           (510)        (1,557)
Additional paid-in capital                                  64,344         64,344         64,344
Accumulated other comprehensive income                         360            360            360
Treasury stock , at cost                                    (1,328)        (1,328)        (1,328)
Retained earnings                                            5,860          5,860          5,860
                                                       -----------    -----------    -----------
          Total shareholders' equity                        69,327         73,027         80,627
                                                       -----------    -----------    -----------
          Total liabilities and shareholders' equity   $   554,903    $   558,603    $   566,203
                                                       ===========    ===========    ===========
Common shares outstanding                                9,037,598      9,037,598      9,037,598

(1) The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(2) The funds received from the issuance of Senior Preferred Stock are assumed to be initially invested in federal funds sold, earnings at a rate of 1.00%. An incremental tax rate of 35% was assumed. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.
(3) The pro forma financial information reflects the issuance of a minimum of $3.7 million and a maximum of $11.3 million shares of Senior Preferred Stock.
(4) The carrying values of the Senior Preferred Stock and warrants are based on their estimated relative fair values at issue date.
(5) The discount on the Senior Preferred Stock is amortized over a five-year period based upon the effective yield method.

                   PRO FORMA IMPACT OF ESTIMATED PROCEEDS AND
                              COMMON STOCK WARRANTS
                                   (unaudited)
           (dollars in thousands, except share and per share amounts)

                                                             Historical
                                                             Nine Months          Pro Forma (1)
                                                                ended          Nine Months ended
                                                            September 30,     September 30, 2008
Income statement data                                           2008         Minimum       Maximum
                                                             -----------   -----------   -----------

Total interest income (2)                                    $    21,704   $    21,732   $    21,789
Total interest expense                                             8,105         8,105         8,105
                                                             -----------   -----------   -----------
     Net interest income                                          13,599        13,627        13,684
Provision for loan losses                                            399           399           399
                                                             -----------   -----------   -----------
     Net interest income after provision for loan losses          13,200        13,228        13,285
Total other income                                                 1,996         1,996         1,996
Total operating expenses (3)                                      11,690        11,690        11,690
                                                             -----------   -----------   -----------
Income before provision for income taxes                           3,506         3,534         3,591
Income taxes                                                       1,189         1,199         1,219
                                                             -----------   -----------   -----------
     Net income                                              $     2,317   $     2,335   $     2,372
                                                             ===========
          Effective dividend on preferred stock (4)                                215           657
                                                                           -----------   -----------
               Net income available to common shareholders                 $     2,120   $     1,715
                                                                           ===========   ===========

Average basic shares outstanding                               9,118,884     9,118,884     9,118,884
                                                             ===========   ===========   ===========
Average diluted shares outstanding (5)                         9,544,772     9,546,649     9,550,505
                                                             ===========   ===========   ===========

Basic earnings per share                                     $      0.25   $      0.23   $      0.19
                                                             ===========   ===========   ===========
Diluted earnings per share                                   $      0.24   $      0.22   $      0.18
                                                             ===========   ===========   ===========

(1) The income statement data gives effect to the equity proceeds at the beginning of the period.
(2) The funds received from the issuance of Senior Preferred Stock are assumed to be initially invested in federal funds sold, earnings at a rate of 1.00%. An incremental tax rate of 35% was assumed. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.
(3) The issuance costs expected to be incurred are immaterial, therefore, no effect was given in the pro forma.
(4) Consists of dividends on Senior Preferred Stock at a 5% annual rate as well as accretion on discount on Senior Preferred Stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five (5) year term, which is the expected life of the Senior Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount rate (market rate at issuance) on the Senior Preferred Stock and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Senior Preferred Stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Central Jersey Bancorp's common stock price, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Senior Preferred Stock is determined based on assumptions regarding the discount rate (market rate at issuance) on the Senior Preferred Stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.
(5) The pro forma average diluted shares outstanding included the estimated effect of the exercise of the warrants to be issued by Central Jersey Bancorp in the Capital Purchase Program and are accounted for under the treasury stock method.

                   PRO FORMA IMPACT OF ESTIMATED PROCEEDS AND
                              COMMON STOCK WARRANTS
                                   (unaudited)
           (dollars in thousands, except share and per share amounts)

                                                            Historical          Pro Forma (1)
                                                            Year ended           Year ended
                                                           December 31,       December 31, 2007
Income statement data                                          2007        Minimum       Maximum
                                                           -----------   -----------   -----------

Total interest income (2)                                  $    30,488   $    30,525   $    30,601
Total interest expense                                          13,782        13,782        13,782
                                                           -----------   -----------   -----------
     Net interest income                                        16,706        16,743        16,819
Provision for loan losses                                          165           165           165
                                                           -----------   -----------   -----------
     Net interest income after provision for loan losses        16,541        16,578        16,654
Total other loss                                                   217           217           217
Total operating expenses (3)                                    14,370        14,370        14,370
                                                           -----------   -----------   -----------
Income before provision for income taxes                         1,954         1,991         2,067
Income taxes                                                     1,110         1,123         1,150
                                                           -----------   -----------   -----------
     Net income                                            $       844   $       868   $       917
                                                           ===========
          Effective dividend on preferred stock (4)                              289           882
                                                                         -----------   -----------
             Net income available to common shareholders                 $       579   $        35
                                                                         ===========   ===========

Average basic shares outstanding                             9,146,408     9,146,408     9,146,408
                                                           ===========   ===========   ===========
Average diluted shares outstanding (5)                       9,589,411     9,594,876     9,606,302
                                                           ===========   ===========   ===========

Basic earnings per share                                   $      0.09   $      0.06   $      0.00
                                                           ===========   ===========   ===========
Diluted earnings per share                                 $      0.09   $      0.06   $      0.00
                                                           ===========   ===========   ===========

(1) The income statement data gives effect to the equity proceeds at the beginning of the period.
(2) The funds received from the issuance of Senior Preferred Stock are assumed to be initially invested in federal funds sold, earnings at a rate of 1.00%. An incremental tax rate of 35% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3) The issuance costs expected to be incurred are immaterial, therefore, no effect was given in the pro forma.
(4) Consists of dividends on Senior Preferred Stock at a 5% annual rate as well as accretion on discount on Senior Preferred Stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five (5) year term, which is the expected life of the Senior Preferred Stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount rate (market rate at issuance) on the Senior Preferred Stock and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Senior Preferred Stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Central Jersey Bancorp's common stock price, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Senior Preferred Stock is determined based on assumptions regarding the discount rate (market rate at issuance) on the Senior Preferred Stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.
(5) The pro forma average diluted shares outstanding included the estimated effect of the exercise of the warrants to be issued by Central Jersey Bancorp in the Capital Purchase Program and are accounted for under the treasury stock method.


                                                    Historical          Pro Forma (1)
                                                      As of                 As of
                                                   September 30,      September 30, 2008
Capital ratios:                                        2008          Minimum      Maximum
                                                   -------------   -----------   ---------
Total risk-based capital to risk-weighted
    assets ratio                                       12.83%         13.80%       15.81%
Tier I capital to risk-weighted assets ratio           11.81%         12.79%       14.80%
Tier I leverage ratio                                   8.73%          9.38%       10.70%
Equity to assets ratio                                 12.49%         13.07%       14.24%
Tangible equity to tangible assets ratio                7.75%          8.40%        9.69%

(1) Pro forma impact assuming minimum estimated proceeds from the issuance of Senior Preferred Stock ($3.7 million).
(2) Pro forma impact assuming maximum estimated proceeds from the issuance of Senior Preferred Stock ($11.3 million).

Flexibility  to  Raise  Capital,   Structure  Acquisitions  and  Otherwise  Meet
Corporate Needs

         In addition to enabling Central Jersey Bancorp to apply to participate in the Program, authorizing the Preferred Stock would provide Central Jersey Bancorp with flexibility to raise capital, structure acquisitions and otherwise meet corporate needs. As discussed above, authorizing the Preferred Stock would permit Central Jersey Bancorp's Board of Directors to issue one or more series of Preferred Stock, determine the exact terms of each series of Preferred Stock at the time of issuance and to issue such series of Preferred Stock without further shareholder approval or delay, thereby providing Central Jersey Bancorp with maximum flexibility with respect to capital matters, including future capital raising initiatives. The Preferred Stock would enable Central Jersey Bancorp to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay, expense and cost associated with calling a special shareholders' meeting to approve a contemplated Preferred Stock issuance, unless Central Jersey Bancorp is otherwise required to obtain shareholder approval for the transaction under applicable rules and regulations. Central Jersey Bancorp presently does not contemplate any particular transaction involving the issuance of Preferred Stock other than its anticipated participation in the Program.

Possible Adverse Effects of the Proposal
----------------------------------------

         Although Central Jersey Bancorp currently has no arrangements, commitments or plans with respect to the issuance of any of the shares of Preferred Stock other than in connection with the Program, future issuances of Preferred Stock by the Board of Directors could have certain adverse effects upon the holders of Common Stock. For instance, the issuance of Preferred Stock with greater voting rights generally or with respect to particular matters would adversely affect the voting power of holders of Common Stock. In addition, a series of Preferred Stock convertible into or redeemable for Common Stock may be issued by the Board of Directors. The issuance of Common Stock upon the conversion of such Preferred Stock would increase the number of shares of Common Stock outstanding, thereby diluting the percentage ownership of existing shareholders. Likewise, any issuance of Common Stock upon the exercise of the warrants to be issued as part of the Program, if at all, would dilute the percentage ownership of existing holders of Common Stock accordingly. The issuance of Common Stock upon a conversion may also dilute book value per share and/or earnings per share. The holders of Common Stock will not have pre-emptive rights with respect to the Preferred Stock or Common Stock issued upon the conversion of shares of Preferred Stock. Finally, shares of Preferred Stock generally are preferred to Common Stock with respect to dividend rights and distributions in the event of liquidation. As a result, holders of Common Stock may not receive any dividends or distributions in the event of liquidation until satisfaction of any dividend or liquidation preference granted to holders of Preferred Stock. As provided above, the Senior Preferred Stock will be senior to Central Jersey Bancorp's Common Stock and will have a liquidation preference of $1,000 per share.

Possible Anti-Takeover Effects of the Proposal
----------------------------------------------

         The authorization of Preferred Stock could operate to provide anti-takeover protection for Central Jersey Bancorp. In the event of a proposed merger, tender offer or other attempt to gain control of Central Jersey Bancorp that the Board of Directors does not believe is in the best interests of Central Jersey Bancorp or its shareholders, the Board of Directors will have the ability to readily issue shares of Preferred Stock with certain rights, preferences and limitations that make the proposed takeover attempt more difficult to complete.

         The authorization to issue Preferred Stock could also benefit present management. A potential acquiror may be discouraged from attempting a takeover because the Board of Directors possesses the authority to issue Preferred Stock. As a result, members of management may be able to retain their positions more easily. The Board of Directors, however, does not intend to issue any Preferred Stock except on terms that the Board of Directors deems to be in the best interest of Central Jersey Bancorp and its shareholders.

         This Proposal is not in response to any attempt to acquire control of Central Jersey Bancorp, nor is Central Jersey Bancorp aware of any such attempt. Further, this Proposal is not an effort by management of Central Jersey Bancorp to make it more difficult to replace incumbent management. Finally, this Proposal is not part of a plan by Central Jersey Bancorp to adopt a series of anti-takeover measures, nor does Central Jersey Bancorp have any present intention of proposing the adoption of anti-takeover measures in the future.

Vote Required
-------------

         A majority of the shareholders entitled to vote present in person or by proxy is required to approve the proposal to amend Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of Preferred Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CENTRAL JERSEY BANCORP TO AUTHORIZE FOR ISSUANCE 10,000,000 SHARES OF PREFERRED STOCK.

                                   PROPOSAL 2

            ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL
                                    MEETING

         If at the Special Meeting the number of shares of Central Jersey Bancorp's Common Stock present or represented and voting in favor of Proposal 1 is insufficient to approve Proposal 1, Central Jersey Bancorp's management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to approve the amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of Preferred Stock; provided, however, the Special Meeting may not be adjourned, postponed or continued to a date later than December 30, 2008. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal 1.

         In this Proposal 2, Central Jersey Bancorp is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If Central Jersey Bancorp's shareholders approve the adjournment, postponement or continuation proposal, Central Jersey Bancorp could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of Proposal 1, including the solicitation of proxies from the shareholders that have previously voted against such proposal to approve the amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of Preferred Stock. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against Proposal 1 have been received, Central Jersey Bancorp could adjourn, postpone or continue the Special Meeting without a vote on Proposal 1 and seek to convince the holders of those shares to change their votes to vote in favor of Proposal 1.

         Central Jersey Bancorp's Board of Directors believes that if the number of shares of its Common Stock present or represented at the Special Meeting and voting in favor of Proposal 1 is insufficient to approve the amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of Preferred Stock, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal.

Vote Required
-------------

         A majority of the shareholders entitled to vote present in person or by proxy is required to approve the proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting. No proxy that is specifically marked "AGAINST" Proposal 1 will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked "FOR" the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO GRANT MANAGEMENT THE DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO A DATE NOT LATER THAN DECEMBER 30, 2008.


                              SHAREHOLDER PROPOSALS

         Shareholder proposals for presentation at Central Jersey Bancorp's next annual meeting of shareholders must be received by Central Jersey Bancorp at its administrative offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 31, 2008. Central Jersey Bancorp's By-laws contain certain procedures which must be followed in connection with shareholder proposals.

                     INCORPORATION OF FINANCIAL INFORMATION

         The following financial statements and other portions of Central Jersey Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2008 (the "Form 10-K"), the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the Commission on November 7, 2008 (the "Form 10-Q"), and the Current Report on Form 8-K, as filed with the Commission on October 21, 2008 (the "Form 8-K"), are incorporated by reference herein:

      o financial statements and supplementary financial information of Central Jersey Bancorp appearing on pages F-1 through F-36 of the Form 10-K and in Part I, Item 1 of the Form 10-Q;

      o management's discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I,
         Item 2 of the Form 10-Q;

      o  quantitative and qualitative disclosures about market risk appearing in
         Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q; and

      o  financial information appearing in the Form 8-K.

         On written request, Central Jersey Bancorp will provide without charge to each record or beneficial holder of the Central Jersey Bancorp's Common Stock, a copy of Central Jersey Bancorp's Form 10-K, Form 10-Q and Form 8-K, as filed with the SEC. Requests should be addressed to Mr. James S. Vaccaro, Chairman, President and Chief Executive Officer, Central Jersey Bancorp, 1903 Highway 35, Oakhurst, New Jersey 07755.

         All documents filed with the SEC by Central Jersey Bancorp pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Selection of the independent public accountants for Central Jersey Bancorp is made by the Audit Committee of the Board of Directors. KPMG served as Central Jersey Bancorp's independent public accountants for the year ended December 31, 2007. Beard Miller Company serves as Central Jersey Bancorp's independent public accountants for the year ended December 31, 2008. Representatives from KPMG and Beard Miller Company will not be present at the Special Meeting.

                                  OTHER MATTERS

         It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies or authorized substitutes will have discretion to vote on such matters and on matters incident to the conduct of the Special Meeting in accordance with their best judgment.

                      SHAREHOLDERS SHARING THE SAME ADDRESS

         Central Jersey Bancorp has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, Central Jersey Bancorp is delivering only one copy of the proxy statement to multiple shareholders who share the same mailing address and have the same last name, unless Central Jersey Bancorp has received contrary instructions from an affected shareholder. This procedure reduces Central Jersey Bancorp's printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

         Central Jersey Bancorp will deliver promptly upon written or oral request a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered. To receive a separate copy of the proxy statement, you may write to Mr. James S. Vaccaro, Chairman, President and Chief Executive Officer, Central Jersey Bancorp, 1903 Highway 35, Oakhurst, New Jersey 07755, or call (732) 663-4000.

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXIES WITHOUT DELAY IN THE SELF ADDRESSED, POSTAGE PREPAID ENVELOPE ENCLOSED HEREWITH. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THANK YOU.

                                             By Order of the Board of Directors

                                             /s/ Robert S. Vuono

                                             Robert S. Vuono
                                             Secretary

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CENTRAL JERSEY BANCORP

         Central Jersey Bancorp, incorporated under the laws of the State of New Jersey on March 7, 2000 (the "Corporation"), does hereby restate its Certificate of Incorporation pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act (the "Act"), to embody in one document its original Certificate of Incorporation and all amendments thereto.


         The Corporation hereby certifies the following, which (i) sets forth in full its Certificate of Incorporation as of this date, and (ii) supercedes and replaces its original Certificate of Incorporation and all amendments thereto:


                                    ARTICLE I
                               NAME OF CORPORATION
                               -------------------

         The name of the Corporation is Central Jersey Bancorp.


                                   ARTICLE II
                             PURPOSE OF CORPORATION
                             ----------------------

         The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Act.


                                   ARTICLE III
                                  CAPITAL STOCK
                                  -------------

         Section 3.1. Total Number of Shares of Capital Stock.  The total number
                      ---------------------------------------
of shares of all classes of stock which the Corporation has authority to issue is one hundred and ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock, par value $.01 per share ("Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock").

         Section 3.2. Common Stock.
                      ------------

         (a) The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation.

         (b) Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

         (c) Dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation.

         Section 3.3. Preferred Stock.
                      ---------------

         (a) The Preferred Stock may from time to time be divided into and issued in series. The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors of the Corporation as hereinafter provided. In all other respects, all shares of the Preferred Stock shall be identical.

         (b) The Board of Directors of the Corporation is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine for each series:

             (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation;

             (ii) the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

             (iii) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

             (iv) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

             (v) the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

             (vi) the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the rate of conversion or exchange and the terms of adjustments, if any;

             (vii) the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

             (viii) such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of New Jersey.

         (c) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         (d) Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

                                   ARTICLE IV
                           REGISTERED OFFICE AND AGENT
                           ---------------------------

         The address of the Corporation's registered office in the State of New Jersey is 1903 Highway 35, Oakhurst, New Jersey 07755, and the Corporation's registered agent at such address is James S. Vaccaro.

                                    ARTICLE V
                               BOARD OF DIRECTORS
                               ------------------

         The current Board of Directors of the Corporation consists of ten (10) directors, and the names and addresses of the directors are set forth below:

         James G. Aaron                         Paul A. Larson, Jr.
         1903 Highway 35                        1903 Highway 35
         Oakhurst, New Jersey 07755             Oakhurst, New Jersey 07755

         Mark R. Aikins                         Carmen M. Penta
         1903 Highway 35                        1903 Highway 35
         Oakhurst, New Jersey 07755             Oakhurst, New Jersey 07755

         John A. Brockriede                     Mark G. Solow
         1903 Highway 35                        1903 Highway 35
         Oakhurst, New Jersey 07755             Oakhurst, New Jersey 07755

         George S. Callas                       James S. Vaccaro
         1903 Highway 35                        1903 Highway 35
         Oakhurst, New Jersey 07755             Oakhurst, New Jersey 07755

         John F. McCann                         Robert S. Vuono
         1903 Highway 35                        1903 Highway 35
         Oakhurst, New Jersey 07755             Oakhurst, New Jersey 07755

                                   ARTICLE VI
                LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS
                -------------------------------------------------

         To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, the directors and officers of the Corporation shall not be personally liable to the Corporation or to any of its shareholders for breach of any duty owed to the Corporation or its shareholders, except that the provisions of this Article VI shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or
(c) resulting in receipt by such person of an improper personal benefit. Any amendment to this Certificate of Incorporation, or change in law, shall not adversely affect any then existing right or protection of a director or officer of the Corporation as provided for herein.

         IN WITNESS WHEREOF, Central Jersey Bancorp has caused this Amended and Restated Certificate of Incorporation to be executed on the _____ day of __________, 2008, by a duly authorized officer.


         ATTEST:                                   CENTRAL JERSEY BANCORP



     By: ___________________________           By: _____________________________
   Name: Anthony Giordano, III               Name: James S. Vaccaro
  Title: Executive Vice President,          Title: Chairman, President and Chief
         Chief Financial Officer,                  Executive Officer
         Treasurer and Assistant Secretary

                                                                      APPENDIX B

The following is a summary of the terms of the Capital Purchase Program issued by the U.S. Department of Treasury. These terms are subject to change as determined by the U.S. Department of Treasury.

                            Capital Purchase Program
                       Senior Preferred Stock and Warrants

                        Summary of Senior Preferred Terms
                        ---------------------------------

Issuer:           Qualifying  Financial  Institution  ("QFI") means (i) any U.S.
                  bank or U.S. savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Holding Company ("SLHC"); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial           Holder: United States Department of the Treasury (the "UST").

Size: QFIs may sell preferred to the UST subject to the limits and terms described below.

                  Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:         Senior  Preferred,  liquidation  preference  $1,000 per share.
                  (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior
                  Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital Status:   Tier 1.

Term:             Perpetual life.

Dividend:         The Senior  Preferred will pay cumulative  dividends at a rate of 5% per annum  until the  fifth  anniversary  of the date of this investment and thereafter at a rate of 9% per annum.  For
                  Senior Preferred issued by banks which are not subsidiaries of
                  holding    companies,    the   Senior   Preferred   will   pay
                  non-cumulative  dividends  at a rate of 5% per annum until the
                  fifth   anniversary  of  the  date  of  this   investment  and
                  thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:       Senior  Preferred  may not be  redeemed  for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred.
                  After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior
                  Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.

                  "Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

                  Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions
on Dividends:     For as  long  as  any  Senior  Preferred  is  outstanding,  no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior
                  Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common
Dividends:        The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this  investment  unless prior to such third  anniversary  the
                  Senior   Preferred  is  redeemed  in  whole  or  the  UST  has
                  transferred all of the Senior Preferred to third parties.

Repurchases:      The UST's consent shall be required for any share  repurchases
                  (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends."

Voting Rights:    The Senior  Preferred  shall be  non-voting,  other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

                  If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:  The Senior  Preferred  will not be subject to any  contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive
Compensation:     As a condition to the closing of this investment,  the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit  plans,  arrangements  and agreements
                  (including   golden   parachute   agreements)  to  the  extent
                  necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section
                  111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section
                  111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

                            Summary of Warrant Terms
                            ------------------------

Warrant: The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:             10 years

Exercisability:   Immediately exercisable, in whole or in part

Transferability:  The   warrants   will  not  be  subject  to  any   contractual
                  restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31,
                  2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting: The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:        In the  event  that  the  QFI  has  received  aggregate  gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of
                  (i) the number of shares  originally  underlying  the warrants
                  (taking into account all adjustments) and (ii) 0.5.

Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:     In the  event  the QFI is no  longer  listed  or  traded  on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

                                 REVOCABLE PROXY
                             CENTRAL JERSEY BANCORP

                  [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           -----------------------------------------------------------

                     For the Special Meeting of Shareholders
                         to be held on December 18, 2008

The undersigned, a shareholder of CENTRAL JERSEY BANCORP, hereby constitutes and appoints JAMES S. VACCARO and ROBERT S. VUONO, and each of them, as proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Shareholders of said Central Jersey Bancorp called and to be held at the principal offices of Central Jersey Bancorp, located at 1903 Highway 35, Oakhurst, New Jersey, on Thursday, December 18, 2008 at 8:00 a.m., local time (the "Special Meeting") and any adjournment, postponement or continuation thereof, and thereat to vote as designated hereon the number of shares the undersigned would be entitled to vote and with all powers the undersigned would possess if personally present.

1. The proposal to approve the amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of preferred stock.

             FOR                     AGAINST                   ABSTAIN
             [_]                       [_]                        [_]

2. The proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting.

             FOR                     AGAINST                   ABSTAIN
             [_]                       [_]                        [_]

3. The transaction of such other business as may properly come before the Special Meeting or any adjournment, postponement or continuation thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN A MANNER DIRECTED HEREIN BY THE BELOW SIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ABOVE PROPOSALS; PROVIDED, THAT NO PROXY THAT IS SPECIFICALLY MARKED "AGAINST" PROPOSAL 1 WILL BE VOTED IN FAVOR OF PROPOSAL 2, UNLESS THE PROXY IS SPECIFICALLY MARKED "FOR" PROPOSAL 2.

         ---------------------------------------------------------------
         Please be sure to sign and date   Date
         this Proxy in the box below.
                                                                  , 2008
         ---------------------------------------------------------------


         ---------------------------------------------------------------
         Shareholder sign above            Co-holder (if any) sign above

         ---------------------------------------------------------------

  ^ Detach above card, sign, date and mail in postage paid envelope provided. ^
                             CENTRAL JERSEY BANCORP

--------------------------------------------------------------------------------
         Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.
--------------------------------------------------------------------------------

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                            REVOCABLE PROXY - 401(k)
                             CENTRAL JERSEY BANCORP

                  [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           -----------------------------------------------------------

                     For the Special Meeting of Shareholders
                         to be held on December 18, 2008

The undersigned, a shareholder of CENTRAL JERSEY BANCORP, hereby constitutes and appoints JAMES S. VACCARO and ROBERT S. VUONO, and each of them, as proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Shareholders of said Central Jersey Bancorp called and to be held at the principal offices of Central Jersey Bancorp, located at 1903 Highway 35, Oakhurst, New Jersey, on Thursday, December 18, 2008 at 8:00 a.m., local time (the "Special Meeting") and any adjournment, postponement or continuation thereof, and thereat to vote as designated hereon the number of shares the undersigned would be entitled to vote and with all powers the undersigned would possess if personally present.

1. The proposal to approve the amendment to Central Jersey Bancorp's Certificate of Incorporation to authorize for issuance 10,000,000 shares of preferred stock.

             FOR                     AGAINST                   ABSTAIN
             [_]                       [_]                        [_]

2. The proposal to grant to management the authority to adjourn, postpone or continue the Special Meeting.

             FOR                     AGAINST                   ABSTAIN
             [_]                       [_]                        [_]

3. The transaction of such other business as may properly come before the Special Meeting or any adjournment, postponement or continuation thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN A MANNER DIRECTED HEREIN BY THE BELOW SIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ABOVE PROPOSALS; PROVIDED, THAT NO PROXY THAT IS SPECIFICALLY MARKED "AGAINST" PROPOSAL 1 WILL BE VOTED IN FAVOR OF PROPOSAL 2, UNLESS THE PROXY IS SPECIFICALLY MARKED "FOR" PROPOSAL 2.

SHARES OF COMPANY COMMON STOCK FOR WHICH VOTING INSTRUCTIONS ARE NOT PROPERLY COMPLETED OR SIGNED OR RECEIVED IN A TIMELY MANNER, WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH VOTING INSTRUCTIONS WERE PROPERLY COMPLETED AND SIGNED, AND RECEIVED IN A TIMELY MANNER, SO LONG AS SUCH VOTE IS IN ACCORDANCE WITH THE PROVISIONS OF THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

         ---------------------------------------------------------------
         Please be sure to sign and date   Date
         this Proxy in the box below.
                                                                  , 2008
         ---------------------------------------------------------------


         ---------------------------------------------------------------
         Shareholder sign above            Co-holder (if any) sign above

         ---------------------------------------------------------------


  ^ Detach above card, sign, date and mail in postage paid envelope provided. ^
                             CENTRAL JERSEY BANCORP

--------------------------------------------------------------------------------
         Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.
--------------------------------------------------------------------------------

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE.